EXHIBIT 99.1
American Axle & Manufacturing Reports
First Quarter 2012 Earnings of $0.68 Per Share

Total sales up 16% year-over-year; Net income increases 36% year-over-year

Detroit, Michigan, April 27, 2012-- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the first quarter 2012.
First Quarter 2012 Results

•	First quarter 2012 sales of $751.5 million, up 16.4% on a year-over-year basis

•	Non-GM sales grew 8.5% on a year-over-year basis to $193.6 million

•	Gross profit of $139.2 million, or 18.5% of sales

•	Operating income of $77.4 million, or 10.3% of sales

•	Net income of $51.2 million, or $0.68 per share

•
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding the impact of curtailment gains, special charges, and other non-recurring costs) of $108.8 million or 14.5% of sales

•
AAM's quarterly results reflect the favorable impact of postretirement benefit curtailment gains of $21.8 million (or $0.29 per share); these gains were partially offset by special charges and restructuring costs of $16.5 million (or $0.22 per share), primarily related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility

AAM's net earnings in the first quarter of 2012 were $51.2 million, or $0.68 per share. This compares to net earnings of $37.7 million, or $0.50 per share, in the first quarter of 2011.
In the first quarter of 2012, AAM's results reflect the favorable impact of other postretirement benefit curtailment gains of $21.8 million (or $0.29 per share); these gains were partially offset by special charges and restructuring costs of $16.5 million (or $0.22 per share), primarily related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.
“AAM achieved solid financial results in the first quarter of 2012, with strong sales growth driving higher earnings. These results reflect the favorable impact of increased production volumes across many of our major product programs and sustained improvements in capacity utilization,” said AAM's Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “During 2012 and continuing through the year 2013, AAM is energized to support numerous new global product and process launches, many of which feature exciting new advanced driveline technologies and enhance the diversification of our customer base, product profile and global market concentrations.”
Net sales in the first quarter of 2012 increased approximately 16.4% to $751.5 million as compared to $645.6 million in the first quarter of 2011. Non-GM sales were up 8.5% to $193.6 million in the first quarter of 2012 as compared to $178.4 million in the first quarter of 2011.
AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the first quarter of 2012, AAM's content-per-vehicle was $1,475.
AAM's gross profit in the first quarter of 2012 was $139.2 million or 18.5% of sales. For the first quarter of 2011, AAM's gross profit was $115.4 million, or 17.9% of sales.

AAM defines Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization, excluding the impact of curtailment gains or losses, special charges, and other non-recurring costs. In the first quarter of 2012, AAM's Adjusted EBITDA was $108.8 million or 14.5% of sales. AAM's Adjusted EBITDA in the first quarter of 2012 was also adversely impacted by $2.1 million of foreign exchange losses. For the first quarter of 2011, AAM's Adjusted EBITDA was $95.0 million or 14.7% of sales.
AAM's SG&A spending in the first quarter of 2012 was $61.8 million, or 8.2% of sales, as compared to $56.7 million, or 8.8% of sales, in the first quarter of 2011. AAM's R&D spending in the first quarter of 2012 was $30.1 million as compared to $27.2 million in the first quarter of 2011.
In the first quarter of 2012, AAM's operating income was $77.4 million or 10.3% of sales.
In the first quarter of 2012, AAM's net income was $51.2 million or 6.8% of sales. Diluted earnings per share (EPS) were $0.68 per share in the first quarter of 2012. For the first quarter 2011, AAM's net income was $37.7 million or 5.8% of sales. Diluted earnings per share (EPS) were $0.50 per share for the first quarter 2012.
AAM defines free cash flow to be net cash provided by (or used in) operating activities, less capital expenditures net of proceeds from the sale of equipment. For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any.
Net cash used in operating activities for the first quarter 2012 was $71.5 million. Capital spending, net of proceeds from the sale of equipment, for the first quarter 2012 was $43.6 million. Reflecting the impact of this activity, AAM's free cash flow was a use of $115.1 million for the first quarter 2012.
AAM's free cash flow in the first quarter 2012 also reflects the impact of approximately $21 million of cash payments for special charges and restructuring actions (principally related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility).
A conference call to review AAM's first quarter 2012 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on April 27, 2012 until 5:00 p.m. ET May 4, 2012 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 69159478.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Indiana, Michigan, Ohio, and Pennsylvania), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Sweden, Thailand and the United Kingdom.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” and relate to the Company's plans, projections, strategies or future performance.  Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results.  The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” and similar words of expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause such differences include, but are not limited to: global economic conditions, including the impact of the current sovereign debt crisis in the Euro-zone; reduced purchases of our products by GM, Chrysler or other customers; reduced demand for our customers' products (particularly light trucks and SUVs produced by GM and Chrysler); our ability to realize the expected revenues from our new business backlog; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to attract new customers and programs for new products; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruption of production and supply, and currency rate fluctuations); liabilities arising from warranty claims, product recall, product liability and legal proceedings to which we are or may become a party; availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to consummate and integrate acquisitions and joint ventures; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information...

Christopher M. Son	David Tworek
Director, Investor Relations,	Manager, Communications
Corporate Communications and Marketing	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
	2011	2010
	(in millions, except per share data)

Net sales	$751.5	$645.6

Cost of goods sold	612.3	530.2

Gross profit	139.2	115.4

Selling, general and administrative expenses	61.8	56.7

Operating income	77.4	58.7

Interest expense	(24.0)	(21.3)

Investment income	0.3	0.3

Other income (expense), net	(1.2)	1.0

Income before income taxes	52.5	38.7

Income tax expense	2.2	2.1

Net income	50.3	36.6

Net loss attributable to the noncontrolling interests	0.9	1.1

Net income attributable to AAM	$51.2	$37.7

Diluted earnings per share	$0.68	$0.50

Diluted shares outstanding	75.0	75.3

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(in millions)

Net income	$50.3	$36.6

Other comprehensive income, net of tax
Defined benefit plans	(14.0)	3.1
Foreign currency translation adjustments	10.7	5.2
Change in derivatives	5.6	1.2
Other comprehensive income	2.3	9.5

Comprehensive income	52.6	46.1

Net attributable to noncontrolling interests	0.9	1.1
Foreign currency translation adjustments attributable to noncontrolling interests	(0.2)	(0.8)

Comprehensive income attributable to AAM	$53.3	$46.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2012	December 31, 2011
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$112.8	$169.2
Accounts receivable, net	501.1	333.3
Inventories, net	203.0	177.2
Prepaid expenses and other	89.8	83.4
Total current assets	906.7	763.1

Property, plant and equipment, net	998.1	971.2
Goodwill	156.3	155.9
GM postretirement cost sharing asset	257.9	260.2
Other assets and deferred charges	183.3	178.3
Total assets	$2,502.3	$2,328.7

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$433.8	$337.1
Accrued compensation and benefits	98.2	110.6
Deferred revenue	22.8	32.9
Other accrued expenses	87.3	95.5
Total current liabilities	642.1	576.1

Long-term debt	1,248.7	1,180.2
Deferred revenue	85.1	88.2
Postretirement benefits and other long-term liabilities	902.8	903.8
Total liabilities	2,878.7	2,748.3

Stockholders' deficit	(376.4)	(419.6)
Total liabilities and stockholders' deficit	$2,502.3	$2,328.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(In millions)
Operating activities
Net income	$50.3	$36.6
Depreciation and amortization	36.7	33.9
Other	(158.5)	(69.5)

Net cash flow provided by (used in) operating activities	(71.5)	1.0

Purchases of property, plant & equipment	(44.5)	(31.5)
Proceeds from sales of property, plant & equipment	0.9	1.5

Net cash flow used in investing activities	(43.6)	(30.0)

Net increase (decrease) in long-term debt	66.8	(3.3)
Employee stock option exercises	0.1	4.6
Repurchase of Treasury Stock	(5.9)	(0.1)
Purchase of noncontrolling interest	(4.0)	—

Net cash flow provided by financing activities	57.0	1.2

Effect of exchange rate changes on cash	1.7	0.6

Net decrease in cash and cash equivalents	(56.4)	(27.2)

Cash and cash equivalents at beginning of period	169.2	244.6

Cash and cash equivalents at end of period	$112.8	$217.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three Months Ended March 31,
	2012	2011
	(In millions)

Net income attributable to AAM	$51.2	$37.7
Interest expense	24.0	21.3
Income tax expense (benefit)	2.2	2.1
Depreciation and amortization	36.7	33.9

EBITDA	$114.1	$95.0

Other special charges, asset impairments and
other non-recurring operating costs(e)	(5.3)	—

ADJUSTED EBITDA	$108.8	$95.0

Net debt(b) to capital

	March 31, 2012	December 31, 2011
	(In millions, except percentages)

Total debt	$1,248.7	$1,180.2
Less: cash and cash equivalents	112.8	169.2

Net debt at end of period	1,135.9	1,011.0

Stockholders' deficit	(376.4)	(419.6)

Total invested capital at end of period	$759.5	$591.4

Net debt to capital(c)	149.6%	171.0%

Free Cash Flow(d)

	Three Months Ended March 31,
	2012	2011
	(In millions)

Net cash provided by (used in) operating activities	$(71.5)	$1.0
Less: Purchases of property, plant & equipment, net of proceeds	(43.6)	(30.0)

Free cash flow	$(115.1)	$(29.0)

________________________________________

(a)
We define EBITDA to be earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of curtailment gains or losses, special charges, and other non-recurring costs related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs. We believe that EBITDA and adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and adjusted EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow as net cash provided by (used in) operating activities less purchases of property, plant and equipment, net of proceeds from sales of equipment. For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.

(e)
Special charges, asset impairments and other non-recurring operating costs reflect the favorable impact of postretirement benefit curtailment gains of $21.8 million (or $0.29 per share); these gains were partially offset by special charges and restructuring costs of $16.5 million (or $0.22 per share), primarily related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.